Exhibit 5.1

May 19, 2015

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Knowles Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of April 29, 2015 (the “Merger Agreement”), by and among the Company, Orange Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Audience, Inc., a Delaware corporation (“Audience”), which provides, among other things, that (1) Merger Sub will offer to exchange all of the issued and outstanding shares of Audience’s common stock, $0.001 par value per share (“Audience Shares”), for a combination of cash and Common Stock (the “Offer”) and (2) upon completion of the Offer, Merger Sub will merge with and into Audience, with Audience surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of (i) shares of Common Stock issuable upon completion of the Offer in partial consideration of the Audience Shares validly tendered for exchange (and not validly withdrawn) in the Offer (the “Offer Shares”), (ii) shares of Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to (A) Section 2.1(c) of the Merger Agreement, relating to Audience Shares remaining issued and outstanding at the effective time of the Merger, and (B) Section 2.1(d)(i)(B) of the Merger Agreement, relating to vested stock options of Audience outstanding at the effective time of the Merger, and (iii) shares of Common Stock issuable upon (A) exercise of options (the “Substitute Options”) resulting from the conversion of Audience unvested stock options outstanding at the effective time of the Merger pursuant to Section 2.1(d)(i)(C) of the Merger Agreement (the “Option Shares”) and (B) vesting of restricted stock units (the “Substitute RSUs”) resulting from the conversion of Audience unvested restricted stock units outstanding at the effective time of the Merger pursuant to Section 2.1(d)(ii) of the Merger Agreement (the “RSU Shares”).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Knowles Corporation

May 19, 2015

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, including the prospectus/offer to exchange therein and the related letter of transmittal, the Merger Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, the Offer, the Merger and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1. Each Offer Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Offer shall have been completed in accordance with its terms and (iii) a certificate representing such Offer Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Offer Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Offer Share to the person entitled thereto, in each case in accordance with the terms of the Offer and the Merger Agreement.

2. Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the Delaware General Corporation Law (“DGCL”) and (iii) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

3. Each Option Share will be validly issued, fully paid and non-assessable when (i) the Merger shall have become effective under the DGCL and (ii) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Option Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Option Share to the person entitled thereto, in each case against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the related Substitute Option and any applicable agreement or plan.

4. Each RSU Share will be validly issued, fully paid and non-assessable when (i) the Merger shall have become effective under the DGCL and (ii) a certificate representing such RSU Share

Knowles Corporation

May 19, 2015

shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the RSU Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such RSU Share to the person entitled thereto, in accordance with the terms of the related Substitute RSU and any applicable agreement or plan.

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP